Exhibit 10.1

Date: March 3, 2021	To: Mark B. Grier

From
Sara Mathew

Subject
Terms and Conditions for Employment as Interim Chief Executive Officer of the Federal Home Loan Mortgage Corporation (“Freddie Mac”)

On behalf of the Board of Directors (“Board") of Freddie Mac, I am pleased to deliver this communication (the “Agreement”) setting forth the terms of your engagement as Interim Chief Executive Officer (“CEO”) of Freddie Mac, effective March 15, 2021, on the terms and conditions set forth herein. The terms and conditions set forth herein have been developed in conjunction with and are subject to approval by the Federal Housing Finance Agency (“FHFA”) and the Board. To the extent that any required approval is not obtained, this Agreement shall be null and void in all respects and you shall have no further obligations under this Agreement, the Restrictive Covenant and Confidentiality Agreement (the “Restrictive Covenant Agreement”) or any other plan, policy or program of Freddie Mac.
Please review the Agreement and confirm that its terms and conditions conform to your understanding by returning to me a signed copy of this Agreement.
As Freddie Mac's Interim CEO, you shall be the highest-ranking officer of Freddie Mac and shall have the same status, privileges, and responsibilities normally inherent in such capacity in corporations of similar size and character. You shall also perform such additional duties consistent with your position as the Board may from time to time reasonably assign to you. In addition, for so long as you remain Interim CEO, the Board shall nominate you to serve on the Board as a director of Freddie Mac.
During your employment as Interim CEO, you agree to devote substantially all your full time, attention, and energies to Freddie Mac's business, and to not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, other than service on outside private or not-for-profit boards that: (i) prior to the date of this Agreement, have been previously disclosed to Freddie Mac and approved by the Board or a Committee of the Board and (ii) after the date of this Agreement, are approved by the Board or a Committee of the Board from time to time. This restriction shall not prevent you from making investments of your assets in such form or manner as you desire, consistent with Freddie Mac's Personal Securities Investments Policy and the Restrictive Covenant Agreement you are required to sign pursuant to Section IV below.
I.Compensation
Your annualized base salary shall be $600,000 annually, to be paid pro-rata for the period of your service in 2021, and you will not participate in the Company's executive management compensation

Interim CEO Agreement - Mark B. Grier - March 3, 2021

programs. Although you are eligible for reimbursement of expenses incurred in the course of business travel, you will not be entitled to reimbursement for travel to and from our offices in McLean, or any lodging or meal expenses incurred while working in our offices, which are considered commuting expenses pursuant to Freddie Mac policy and the Internal Revenue Code.
If you terminate your employment with Freddie Mac at any time for any reason, your base salary will terminate effective as of the date your employment terminates.
II.Benefits
You will be eligible to participate in all employee benefit plans offered to Freddie Mac's senior executive officers (as may be modified or terminated from time to time by Freddie Mac in its sole discretion) pursuant to the terms set forth in the applicable plan. In summary, our benefit plans currently include the following:
• Healthcare Coverage – We offer a competitive healthcare program that provides medical, dental     and vision coverage for you and your eligible dependents with several options to choose from.
• Income Protection - We provide short- and long-term disability income protection, life insurance, accidental death and personal loss insurance, and business travel accident coverage.
• Thrift/401(k) Savings Plan – You will be able to contribute on a pre-tax and after-tax basis and will benefit from other features of the plan should your term as Interim CEO extend for the required for each such feature to be activated.
• Supplemental Executive Retirement Plan (SERP) - The SERP is an unfunded nonqualified plan for officers intended to make up for employer-provided contributions under the Thrift/401(k) Savings Plan that are capped due to Internal Revenue Code limitations.
Under a separate cover, we are sending details of our employee benefit plans. As a new employee, when you first become eligible for benefits, you may select the plans that best meet your needs by logging on to https://netbenefits.fidelity.com. Shortly after your start date, you will receive an email from the "Freddie Mac Benefits Center" instructing you to log on to the Fidelity NetBenefits website to make your benefits elections.
Note that you will not receive any information at your home address. Your enrollment window is 30 days following your hire date. During orientation, our benefit plans and information about enrollment will be explained in greater detail. Please visit our new employee website, http://www.freddiemac.com/careers/newemployee/, for information about working at Freddie Mac.
III.Termination of Board Membership
Your termination of employment for any reason (including resignation) shall be deemed to be the termination of your membership on the Board as of the same effective date, unless the Board shall nominate you for a term as independent member thereof subsequent to the termination of your employment as Interim CEO.

Interim CEO Agreement - Mark B. Grier - March 3, 2021

IV.Restrictive Covenant Agreement
The terms of compensation provided in this Agreement are contingent on your agreement to be bound by the terms of the enclosed Restrictive Covenant Agreement, which you must sign and return together with a signed copy of this Agreement. The Restrictive Covenant Agreement will become effective upon the effectiveness of this Agreement.
V.FHFA's Review and Approval Authority
The terms and conditions of your compensation have been approved by the Board but require final approval by FHFA in consultation with Treasury as required under the terms of the Company's Preferred Stock Agreement. Notwithstanding such approval and any provision of this Agreement, you acknowledge and understand that any compensation paid or to be paid during or after your employment remains subject to any withholding, escrow or prohibition consistent with FHFA's authority pursuant to the Federal Home Loan Corporation Act, as amended, the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, as amended or the Equity in Government Compensation Act of 2015.
VI.Reservation of Rights
This Agreement is not intended, nor shall it be interpreted, to constitute a contract of employment for a specified duration. Your employment is "at-will" and each of you and Freddie Mac retain the discretion to terminate the employment relationship at any time for any lawful reason with or without notice.
This offer of employment is contingent upon Freddie Mac's satisfaction in its sole discretion with your references and the results of your background checks and drug test.
During the course of your review of this Agreement, Freddie Mac expects that you have had the opportunity to consult and receive assistance from appropriate advisors, including legal, tax,and financial advisors.
This Agreement shall be construed, and the rights and obligations herein determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

_/s/ Sara Mathew___________________                     __3/3/21___________
Sara Mathew Date
Chair, Freddie Mac Board of Directors

I agree to the terms of this Agreement.

_/s/ Mark B. Grier___________________                     __3/3/21____________
Mark B. Grier Date